EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of January 1, 1997 between DATA SYSTEMS & SOFTWARE INC., a Delaware corporation (the "Company"), and GEORGE MORGENSTERN (the "Executive").

                             W I T N E S S E T H:

            WHEREAS, the Executive has been the President and Chief Executive Officer of the Company since its organization in 1986, and has successfully developed and expanded the business of the Company;

            WHEREAS, the Executive is employed as the President and Chief Executive Officer of the Company under an agreement between them dated as of January 1, 1994 (the "1994 Employment Agreement"), which expires on December 31, 1998; and

            WHEREAS, the Company desires to assure itself of the Executive's continued services, and the Executive is willing to continue to provide such services to the Company on a full time basis for a period of time, and to be retained thereafter on a part-time basis in an advisory and consultative capacity, all upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.    Employment.

            (a) The Company shall employ the Executive, and the Executive shall serve, as Chairman of the Board, President and Chief Executive Officer of the Company during the period commencing on the date hereof and ending on December 31, 2001, or such earlier date as may be
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designated by the Executive upon written notice to the Board of Directors that he elects to terminate such employment and serve as a Consultant to the Company in accordance with the provisions of Paragraphs 1(b) or 1(c) hereof (the period during which the Executive continues to serve as Chairman of the Board, President and Chief Executive Officer of the Company is hereinafter referred to as the "Employment Period", and the period during which he serves as a Consultant to the Company is hereinafter referred to as the "Consulting Period"). It is also contemplated that throughout the term of this Agreement, the Executive will continue to be a member of the Board of Directors of the Company, and serve as Chairman of the Board during the Employment Period and as Chairman Emeritus during the Consulting Period. During the Employment Period the Executive shall devote his best efforts and services to his employment on substantially a full-time basis. The place of employment shall be at the headquarters of the Company, which shall at all times be in the New York City metropolitan area.

            (b) Upon not less than 120 days' prior written notice to the Company at any time prior to December 31, 2001, the Executive shall have the right to terminate his employment as Chairman of the Board, President and Chief Executive Officer of the Company hereunder and elect to serve as a Consultant to the Company for a period ending on December 31 of the seventh year after which the Executive commenced to serve as a Consultant to the Company. The Executive shall specify in said notice the date (the "Employment Termination Date") upon which his services as Chairman of the Board, President and Chief Executive Officer of the Company hereunder shall terminate (which date shall be the last day of a calendar month not less than 120 days after the date such notice is given). The Consulting Period shall commence on the first day of the calendar month immediately succeeding the Employment Termination Date.


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            (c) Anything to the contrary herein notwithstanding, if at any time during the Employment Period the Company breaches any of its obligations hereunder or there shall occur a "Change in Control of the Company" (as hereinafter defined), the Executive shall have the option, upon written notice to the Company (in accordance with the provisions of Paragraph 6(c) hereof) that such breach or a Change in Control of the Company has occurred and that the Executive intends to exercise such option, to terminate his employment as Chairman of the Board, President and Chief Executive Officer hereunder and to serve as a Consultant to the Company beginning on a date ten (10) days after the giving of such notice and ending on the later of (i) December 31 of the seventh year thereafter and (ii) December 31, 2005. For purposes of this Agreement, a "Change in Control of the Company" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted in whole or in part into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same propor tionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company


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representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period or (v) any other event shall occur that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act.

            (d) During any Consulting Period hereunder, the Executive shall render such advisory and consultative services concerning the business of the Company as may be requested from time-to-time by the Board of Directors, and in performing such services he shall report directly to the Board of Directors. During any Consulting Period, the Executive shall not be required to render any services at a distance of more than 50 miles from his then home. The Executive shall be required to perform consulting services under this Agreement only at times and places consistent with his other employment or with his private activities.

            2.    Compensation.

            (a) (1) During the Employment Period the Company shall pay the Executive a salary at the rate of $420,000 per annum, and commencing on January 1, 1998, said rate shall be increased annually effective January 1 of each year based upon the percentage year-to-year increase


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in the cost of living index in the New York City metropolitan area as compared to the immediately preceding year (using as the basis of such computation the "Consumer Price Index for All Urban Consumers -- New York and Northeastern New Jersey", hereinafter called the "Index", published by the Bureau of Labor Statistics of the United States Department of Labor, or if publication of the Index is discontinued, the parties shall accept comparable statistics on the cost of living for the New York City metropolitan area as computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties). During the Employment Period, the Executive's salary rate shall be reviewed annually by the Board of Directors of the Company. Upon each such review the Executive's salary rate may be increased to such rate as shall be considered appropriate and as shall be fixed by the Board. The salary shall be paid to the Executive in appropriate installments in accordance with the Company's usual and customary payroll practices for executive officers. The Executive's election pursuant to Paragraphs 1(b) or 1(c) hereof to serve as a Consultant to the Company hereunder shall not adversely affect the Executive's right to receive any compensation accrued prior to the date of such election.

                  (2) The Company shall pay the Executive as compensation for his services as a Consultant hereunder during any Consulting Period a consulting fee at the annual rate hereinafter set forth:

            (i) During that portion of any Consulting Period commencing after the exercise by the Executive of his option to serve as a Consultant pursuant to Paragraph 1(c) hereof as a result of a breach of the Company's obligations hereunder or a Change in Control of the Company and ending on December 31, 2001, the Executive shall receive a consulting fee at an annual rate equal to the Executive's annual salary at the rate in effect immediately prior to the commencement of the


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

Consulting Period, which annual rate shall be adjusted annually in January of each year throughout the remaining term of this Agreement commencing January 1, 1998 for the percentage increase in the Index in accor dance with the provisions of Paragraph 2(a)(1) hereof (the "Base Rate").

            (ii) Except as otherwise provided in Paragraph 2(a)(2)(i) hereof, the Executive shall receive a consulting fee for his services as a Consultant hereunder at an annual rate equal to: (A) 50% of the Base Rate (the "50% Rate") for the portion of the Consulting Period ending December 31 of the fourth full calendar year of the Consulting Period; and (B) 25% of the Base Rate for the remainder of the Consulting Period. All such consulting fees shall be paid to the Executive in appropriate installments in accordance with the Company's usual and customary payroll practices for executive officers.

            (iii) At the commencement of any Consulting Period under this Agreement, the Company shall take appropriate action to fund the payment of all consulting fees to become payable to the Executive throughout the entire Consulting Period, by purchase of an annuity from a reputable insurance company, deposit of funds or U.S. Treasury Securities having maturities of less than one year in a special account with a commercial or savings bank acceptable to the Executive or pursuant to other arrangements acceptable to the Executive in his sole discretion. Such fund shall not be used by the Company for any purpose other than the payment of consulting fees to the Executive.

            (b) During the Employment Period and any Consulting Period the Executive shall also be reimbursed by the Company for reasonable business expenses actually incurred or paid by him, consistent with the policies of the Company, in rendering to the Company the services provided for herein. In lieu of accounting for his expenses, Executive may opt to be reimbursed for his expenses for meals and lodging while traveling on Company business in accordance with the per diem


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allowances established by the Internal Revenue Service. All air travel shall be first class or business class.

            (c) During the Employment Period and any Consulting Period, the Executive shall participate in all of the Company's employee benefit plans, including without limitation, group life insurance, hospitalization and surgical and major medical coverages, pension and retirement plans, long-term disability, sick leave, vacations, holidays and such other related fringe benefits as are or may be made available from time to time to executive employees of the Company, and the amounts payable thereunder shall be no less (after adjustment for changes in the Index as compared to the immediately preceding calendar year) than those received for and in respect of the Company's previous fiscal year, and the Executive shall be eligible to participate in the Company's 1994 Stock Incentive Plan and any other stock option, savings, bonus, appreciation, profit sharing, thrift, incentive, pension or similar plan designed to compensate employees of the Company. In addition, during the Employment Period and any Consulting Period, the Executive will be entitled to such other perquisites as he has received as President and Chief Executive Officer of the Company prior to the date hereof.

            (d) At all times during the Employment Period and any Consulting Period the Company shall maintain in full force and effect and continue to make premium payments under the $500,000 whole life insurance policy on the life of the Executive, of which Executive's spouse or his estate may be the beneficiary. In addition, during each year of this Agreement, the Company shall obtain and maintain in full force and effect a term life insurance policy or policies on the Executive's life, of which Executive's spouse or his estate may be the beneficiary, in the amount of $1.1 million.


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

            (e) The Company shall make available to the Executive during the Employment Period and any Consulting Period two automobiles for the Executive's exclusive use at the Company's expense. The Company shall also at its own expense pay for all operating costs, repairs and insurance for such automobiles.

            (f) The Company shall during the Employment Period and any Consulting Period contribute to the retirement fund heretofore established on behalf of the Executive each pay period an amount equal to not less than 25% of the Executive's salary for such period in a manner consisting with existing practice.

            (g) During the Employment Period, the Company shall at its expense cause to be provided for the Executive's use office facilities at the Company's principal office at least comparable to his present office facilities and such secretarial services as the Executive may reasonably require in carrying out his obligations under this Agreement. During the Consulting Period, the Company shall at its expense cause to be provided for the Executive's use such office facilities and secretarial services as the Executive may reasonably require in carrying out his obligations under this Agreement.

            (h) The Executive shall be entitled to five weeks paid vacation. Such vacation shall be taken at such time or times as shall be mutually agreed to by the Board of Directors, the Company and the Executive.

            3. Disability. If during the Employment Period the Executive should suffer from a disability, the Company shall continue to pay to the Executive (or his legal representative) the compensation payable to the Executive under Paragraphs 2(a)(1) and 2(g) hereunder. The disability of the Executive during the Consulting Period shall not reduce the compensation payable to him (or his legal representative) pursuant to Paragraphs 2(a)(2) and 2(g) hereof. Any payments which the


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

Executive shall receive under any salary continuation or disability insurance plan of the Company shall be deducted from the payments which would otherwise be made under this Paragraph 3. Executive shall continue to receive the other benefits to which he would be entitled under Paragraph 2 hereof. Nothing herein contained shall be deemed to limit or abrogate any insurance benefits or other benefits available to the Executive.

            4.    Death.

            (a) If the Executive dies during the Employment Period or the Consulting Period, the Company shall continue to pay to the estate of the Executive all compensation that would otherwise accrue or be payable to the Executive for the period ending on the later of December 31, 2001 and 180 days from the date of death at the rate and in the manner set forth in Paragraph 2(g) and in Paragraph 2(a)(1) or 2(a)(2) hereof, whichever is applicable.

            (b) If the Executive dies during the term of this Agreement, the Executive's surviving spouse shall be entitled to continued coverage under the Company's hospitalization and surgical and major medical plans at the Company's expense.

            (c) Promptly following the death of the Executive (and in no event later than 15 days after the date of his death), the Company shall take appropriate action to fund the payment of all amounts payable to the estate of the Executive pursuant to this Paragraph 4, in a manner acceptable to the executor of the Executive's estate (or other legal representative of such estate).

            5. Other Activities. The Executive expressly agrees, as a condition to the performance by the Company of its obligations hereunder, particularly its obligations under Paragraphs 2, 3 and 4 hereof, that at all times during the Employment Period and the Consulting Period, the Executive shall not directly or indirectly engage in, as a director, officer, employee, partner


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or stockholder, any business, association, firm or corporation (other than the
Company or any parent, subsidiary or successor of it) that is engaged in whole or in part in a business that is in substantial and direct competition with the business of the Company or any of its subsidiaries, except that the Executive may own not in excess of 10% (or such greater percentage as to which the Board of Directors of the Company shall consent) of any class of securities of any such competitive entity that is registered under Section 12 of Exchange Act or otherwise publicly traded.

            6.    Termination.

            (a) The Company may terminate this Agreement and all the Company's obligations hereunder, except for obligations accrued but unpaid to the effective date of termination, only for the Executive's willful failure to perform his obligations under Paragraph 1 hereof. Such termination shall be effected by notice thereof, hand delivered by the Company to the Executive and, except as hereinafter provided, shall be effective as of the tenth day after receipt by the Executive of such notice.

            (b) If, within the 10-day period following the date of receipt of such notice of termination, the Executive shall use his best efforts to perform such obligations, the termination shall not be effective.

            (c) This Agreement may be terminated by the Executive upon not less than ten days' prior written notice to the Company because of a material breach by the Company of its obligations hereunder or immediately upon written notice to the Company of the occurrence of a Change in Control of the Company. In such event, although the Employment Period (or the Consulting Period, as the case may be) will then be terminated, the Executive shall continue to receive all the compensation provided for in Paragraph 2 hereof and shall be entitled to all the benefits other-


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wise provided for herein for the Employment Period (or the Consulting period, as the case may be), notwithstanding such termination. An election by the Executive, pursuant to Paragraphs 1(b) or 1(c) hereof, to function as a Consultant may not be rescinded by the Executive, and after such election the Executive may terminate only for a material breach of this Agreement during the Consulting Period or a Change in Control of the Company.

            (d) In the event of a termination of this Agreement by the Executive as a result of the material breach of this Agreement by the Company of any of its obligations hereunder or a Change in Control of the Company, or in the event of the termination of the Executive's employment by the Company in breach of this Agreement, the Executive shall not be required to seek other employment in order to mitigate his damages hereunder, and no amounts received from any such employment shall reduce any amount that the Company would otherwise be required to pay to him as a result of such breach.

            (e) In the event that the Executive institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses of such action, including attorneys' fees and disbursements, incurred by him.

            7. Confidentiality. The Executive shall not during the term of this Agreement or thereafter disclose to any person, firm or corporation, except as otherwise required by law, any information concerning the business, clients or affairs of the Company that he may have acquired in the course of, or as an incident to, his employment by the Company, for his own benefit or that of any such person, firm or corporation, or to the detriment or intended or probable detriment of the Company.


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            8. Indemnification. The Executive shall be entitled throughout the term of this Agreement and thereafter to indemnification in respect of any actions or omissions as an employee, officer or director of the Company (or any successor pursuant to Paragraph 14 hereof) to the fullest extent permitted by the Delaware General Corporation Law or other applicable law.

            9. Remedies. The Company hereby waives, and will not assert, any right to set off the amount of any claims, liabilities, damages or losses the Company may have against any amounts payable by the Company to the Executive hereunder, and any amounts payable to or otherwise accrued for the account of the Executive in respect of any period prior to the effective termination of this Agreement shall be paid as provided in this Agreement.

            10. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to direct equitable relief. The arbitration shall be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration.

            11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

            12. Termination of Prior Employment Agreement. This Agreement supersedes and replaces in its entirety the 1994 Employment Agreement, which is hereby terminated and without further force or effect, except as to amounts accrued and payable to the Executive thereunder as of the date hereof.


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

            13. Entire Agreement. This Agreement constitutes the whole agreement of the parties hereto in reference to any employment or consultation of the executive by the Company and in reference to any of the matters or things herein provided for or hereinbefore discussed or mentioned in reference to such employment, all prior agreements, promises, representations and understandings relative thereto being herein merged.

            14.   Assignability.

            (a) In the event that the Company shall merge or consolidate with any other corporation or all or substantially all the Company's business or assets shall be transferred in any manner to any other person, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereto to be, the Company hereunder. This Agreement shall be binding upon and inure to the benefit of any such successor and the legal representatives of the Executive.

            (b) This Agreement is personal in nature and neither of the parties hereto shall assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of this Paragraph 14.

            (c) Except as otherwise provided in this Paragraph 14 nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

            15. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party


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waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

            16. Notices. All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given (i) on the day of delivery, if delivered by hand, (ii) on the fourth business day after mailing, if mailed, by registered or certified mail (return receipt requested), postage prepaid, or (iii) on the second business day after deposit, if deposited with Federal Express or other recognized over-night courier service, to any party addressed as follows (or to such other address as shall be specified by a party by like notice):

                  If to the Company:

                        Data Systems & Software Inc.
                        200 Route 17
                        Mahwah, New Jersey  07430

                  If to the Executive:

                        George Morgenstern
                        5 Shalvah Place
                        Monsey, New York  10952

            17. Severability. If for any reason any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the validity and effect of all other provisions hereof shall not be affected thereby.

            18. Headings. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.


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            19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.



                                     /s/ George Morgenstern
                                    -----------------------------
                                         George Morgenstern


                                    DATA SYSTEMS & SOFTWARE INC.



                                    By: /s/ Yacov Kaufman
                                        -----------------------------------
                                        Yacov Kaufman, Vice President and
                                        Chief Financial Officer



                                    By: /s/ Robert L. Kuhn
                                        -----------------------------------
                                        Robert L. Kuhn, On Behalf
                                        of the Board of Directors



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